Exhibit 5.1

May 20, 2024

Greenwave Technology Solutions, Inc.

277 Suburban Drive

Suffolk, VA 23434

Re:	Registration Statement on Form S-3
(Registration No. 333-271324)

Ladies and Gentlemen:

We have acted as counsel to Greenwave Technology Solutions, Inc., a Delaware corporation (the “Company”), in connection with the above-referenced registration statement (the “Registration Statement”), and declared effective by the Securities and Exchange Commission (the “Commission”) on April 28, 2023, and the related prospectus contained therein (the “Prospectus”) and the prospectus supplement filed with the Commission on May 20, 2024 pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Prospectus Supplement”), relating to the offering and sale by the Company of 420,596,154 shares of its common stock (the “Common Stock”), $0.001 par value per share. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the shares of Common Stock have been duly authorized and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, as described in the Registration Statement, the Prospectus, and Prospectus Supplement, will be validly issued, fully paid and non-assessable.

Greenwave Technology Solutions, Inc.

May 20, 2024

We consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Company’s Quarterly Report on Form 10-Q filed on May 20, 2024, which is incorporated by reference in the Registration Statement and the Prospectus Supplement. We also consent to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Very truly yours,

/s/ PRYOR CASHMAN LLP